Daktronics, Inc. Announces Third Quarter Fiscal 2018 Results

Brookings, S.D. – February 20, 2018 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2018 third quarter net sales of $130.3 million, operating loss of $3.3 million, and net loss of $6.2 million, or $0.14 per diluted share, compared to net sales of $115.7 million, operating loss of $6.9 million, and net loss of $5.1 million, or $0.12 per diluted share, for the third quarter of fiscal 2017.  Fiscal 2018 third quarter orders were $126.2 million, compared to $143.3 million for the third quarter of fiscal 2017. Backlog at the end of the fiscal 2018 third quarter was $151 million, compared to a backlog of $170 million a year earlier and $155 million at the end of the second quarter of fiscal 2018.(1)

In December 2017, the U.S. enacted the Tax Cuts and Jobs Act that provided significant changes to the U.S. tax code. As a result, we have recorded a provisional reduction to our net deferred tax asset and impacts of deemed repatriation of foreign earnings of $4.3 million. This resulted in a corresponding increase to income tax expense and an impact to earnings per share of approximately $0.10 for the quarter ended January 27, 2018. We have accounted for the impacts of the Act to the extent a reasonable estimate could be made and will continue to refine our estimates throughout the measurement period or until the accounting is complete. We expect our effective tax rate for the fourth quarter to be approximately 30% and looking ahead to fiscal 2019, we estimate an effective tax rate of approximately 21%.

Net sales, operating income, net income, and earnings per share for the nine months ended January 27, 2018, were $472.4 million, $17.8 million, $9.4 million, and $0.21 per diluted share, respectively. This compares to $442.9 million, $13.7 million, $9.4 million, and $0.21 per diluted share, respectively, for the same period in fiscal 2017.

Cash provided by operating activities in the first nine months of fiscal 2018 was $27.0 million, compared with cash provided by operating activities of $45.4 million in the same period last year. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $18.2 million for the first nine months of fiscal 2018, as compared to a positive free cash flow of $38.8 million for the same period of fiscal 2017. Net investment in property and equipment was $8.8 million for the first nine months of fiscal 2018, as compared to $6.5 million for the first nine months of fiscal 2017. Cash, restricted cash, and marketable securities at the end of the third quarter of fiscal 2018 were $73.0 million, which compares to $76.6 million at the end of the third quarter of fiscal 2017 and $65.6 million at the end of fiscal 2017.

Orders for the third quarter of fiscal 2018 decreased 12 percent as compared to the third quarter of fiscal 2017. Orders increased in the International business unit and decreased in the Commercial, Live Events, High School Park and Recreation and Transportation business units. The timing of orders for large projects varies according to the needs of the customer and contributed to the decrease in order volume.

Net sales increased by 12.6 percent in the third quarter of fiscal 2018 as compared to the third quarter of fiscal 2017. Net sales increased in the Live Events, Transportation, and International business units, decreased in the High School Park and Recreation business unit, and remained relatively flat in the Commercial business unit. The increase in Live Events business unit was primarily impacted by projects for professional and spring baseball facilities renovation and construction project timeliness. The increase in the Transportation business unit was primarily due to higher delivery needs from state transportation authorities during the quarter this year as compared to last year. The increase in net sales in the International business unit was due to increased Out-of-Home market demand and timing of projects. The decrease in the High School Park and Recreation business unit was primarily due to the lower mix of large video project sales as compared to the same period last year.

Gross profit, as a percentage of net sales, was 21.9 percent for the third quarter of fiscal 2018 as compared to 20.1 percent a year earlier. The increase in gross profit percentage was primarily due to higher sales volumes and improved productivity. Operating expenses for the third quarter of 2018 were $31.9 million, compared to $30.2 million for the third quarter of fiscal 2017. The increase in total operating expenses was primarily attributable to an increase in product development activities. Operating loss as a percent of sales for the quarter decreased to 2.6 percent as compared to the third quarter of fiscal 2017 operating loss of 6.0 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We are having a successful year through the third quarter. Our sales, gross profit, and operating income have all increased year over year. The third quarter is historically lighter for sales and profits due to the seasonality of our sports business, construction cycles, and the decrease in production days due to holidays. We were able to capitalize on our backlog and other order opportunities which is reflected in our increase in sales, and gross profit; however, we experienced an operating loss for the quarter. Operating expenses continued to be impacted by the planned increase in product development expenses for activities to accelerate the release of new and enhanced customer solutions. Orders decreasing during the quarter as compared to a year earlier is not unusual due to the lumpy nature of our business.”

Outlook
Kurtenbach added, “We remain optimistic about the continued growth in the video display business over the long-term. The demand for digital canvases remains strong as a desirable method for businesses and organizations to entertain and inform audiences of their messages and brands. To serve these businesses, we continue to invest in developing a robust pipeline of innovative new products and technologies.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2017 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2017.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Net sales	$130,316	$115,719	$472,353	$442,857
Cost of goods sold	101,749	92,403	356,536	336,166
Gross profit	28,567	23,316	115,817	106,691

Operating expenses:
Selling expense	15,271	14,678	45,560	45,828
General and administrative	8,335	8,599	26,138	26,007
Product design and development	8,299	6,973	26,294	21,142
	31,905	30,250	97,992	92,977
Operating (loss) income	(3,338)	(6,934)	17,825	13,714

Nonoperating income (expense):
Interest income	158	183	520	559
Interest expense	(40)	(56)	(173)	(174)
Other (expense) income, net	(487)	(305)	(429)	(250)

(Loss) income before income taxes	(3,707)	(7,112)	17,743	13,849
Income tax expense (benefit)	2,482	(1,985)	8,371	4,416
Net (loss) income	$(6,189)	$(5,127)	$9,372	$9,433

Weighted average shares outstanding:
Basic	44,518	44,102	44,403	44,071
Diluted	44,518	44,102	44,798	44,206

(Loss) earnings per share:
Basic	$(0.14)	$(0.12)	$0.21	$0.21
Diluted	$(0.14)	$(0.12)	$0.21	$0.21

Cash dividends declared per share	$0.07	$0.07	$0.21	$0.24

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 27, 2018	April 29, 2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,042	$32,623
Restricted cash	28	216
Marketable securities	23,937	32,713
Accounts receivable, net	76,104	78,846
Inventories, net	70,451	66,486
Costs and estimated earnings in excess of billings	32,449	36,403
Current maturities of long-term receivables	2,199	2,274
Prepaid expenses and other assets	7,333	7,553
Income tax receivables	2,726	611
Total current assets	264,269	257,725

Long-term receivables, less current maturities	1,948	2,616
Goodwill	8,469	7,812
Intangibles, net	4,174	4,705
Investment in affiliates and other assets	4,888	4,534
Deferred income taxes	7,983	11,292
	27,462	30,959
PROPERTY AND EQUIPMENT:
Land	2,172	2,099
Buildings	67,340	65,935
Machinery and equipment	88,143	84,189
Office furniture and equipment	5,799	5,604
Computer software and hardware	51,980	51,523
Equipment held for rental	287	374
Demonstration equipment	7,044	7,109
Transportation equipment	7,647	7,108
	230,412	223,941
Less accumulated depreciation	166,117	157,192
	64,295	66,749
TOTAL ASSETS	$356,026	$355,433

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 27, 2018	April 29, 2017
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,309	$51,499
Accrued expenses	27,578	25,033
Warranty obligations	13,291	13,578
Billings in excess of costs and estimated earnings	14,424	10,897
Customer deposits (billed or collected)	10,288	14,498
Deferred revenue (billed or collected)	13,906	12,137
Current portion of other long-term obligations	1,000	1,409
Income taxes payable	532	1,544
Total current liabilities	121,328	130,595

Long-term warranty obligations	15,909	14,321
Long-term deferred revenue (billed or collected)	6,916	5,434
Other long-term obligations	2,795	2,848
Long-term income tax payable	3,679	3,113
Deferred income taxes	984	836
Total long-term liabilities	30,283	26,552
TOTAL LIABILITIES	151,611	157,147

SHAREHOLDERS' EQUITY:
Common stock	54,725	52,530
Additional paid-in capital	39,671	38,004
Retained earnings	114,028	113,967
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(2,175)	(4,381)
TOTAL SHAREHOLDERS' EQUITY	204,415	198,286
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$356,026	$355,433

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 27, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,372	$9,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,335	13,941
Impairment of intangible assets	—	830
(Gain) loss on sale of property, equipment and other assets	(1,211)	23
Share-based compensation	1,978	2,204
Equity in loss of affiliate	401	78
Provision for doubtful accounts	(55)	898
Deferred income taxes, net	3,429	(286)
Change in operating assets and liabilities	(296)	18,266
Net cash provided by operating activities	26,953	45,387

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,865)	(6,709)
Proceeds from sale of property, equipment and other assets	2,107	166
Purchases of marketable securities	(5,211)	(18,098)
Proceeds from sales or maturities of marketable securities	13,751	14,594
Purchases of equity investment	(1,027)	(1,374)
Net cash used in investing activities	(1,245)	(11,421)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(8)
Proceeds from exercise of stock options	514	343
Principal payments on long-term obligations	(1,036)	(912)
Dividends paid	(9,311)	(10,566)
Payments for common shares repurchased	—	(1,825)
Tax payments related to RSU issuances	(311)	(261)
Net cash used in financing activities	(10,144)	(13,229)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	667	(680)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	16,231	20,057

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	32,839	28,526
End of period	$49,070	$48,583

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 27, 2018	January 28, 2017	Dollar Change	Percent Change	January 27, 2018	January 28, 2017	Dollar Change	Percent Change
Net Sales:
Commercial	$35,483	$36,165	$(682)	(1.9)%	$102,723	$112,342	$(9,619)	(8.6)%
Live Events	45,167	41,036	4,131	10.1	191,432	157,032	$34,400	21.9%
High School Park and Recreation	11,463	12,653	(1,190)	(9.4)	69,602	68,977	$625	0.9%
Transportation	11,189	9,130	2,059	22.6	46,577	39,517	$7,060	17.9%
International	27,014	16,735	10,279	61.4	62,019	64,989	$(2,970)	(4.6)%
	$130,316	$115,719	$14,597	12.6%	$472,353	$442,857	$29,496	6.7%
Orders:
Commercial	$28,745	$32,595	$(3,850)	(11.8)%	$97,816	$114,326	$(16,510)	(14.4)%
Live Events	39,911	51,590	(11,679)	(22.6)	145,246	135,520	$9,726	7.2%
High School Park and Recreation	13,451	14,178	(727)	(5.1)	60,368	61,055	$(687)	(1.1)%
Transportation	14,641	19,621	(4,980)	(25.4)	38,155	46,290	$(8,135)	(17.6)%
International	29,405	25,329	4,076	16.1	79,909	78,164	$1,745	2.2%
	$126,153	$143,313	$(17,160)	(12.0)%	$421,494	$435,355	$(13,861)	(3.2)%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	January 27, 2018	January 28, 2017
Net cash provided by operating activities	$26,953	$45,387
Purchases of property and equipment	(10,865)	(6,709)
Proceeds from sales of property and equipment	2,107	166
Free cash flow	$18,195	$38,844

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.